Rule 424(b)(2)
Registration No. 333-202281

Pricing Supplement dated June 4, 2015
(To Prospectus dated February 25, 2015
and Prospectus Supplement dated February 26, 2015)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89236TCM5

Principal Amount (in Specified Currency): $1,750,000,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date: June 4, 2015
Original Issue Date: June 10, 2015
Stated Maturity Date: June 13, 2016

Initial Interest Rate: The initial interest rate will be based on three month LIBOR determined on June 8, 2015 plus the Floating Rate Spread.
Interest Payment Dates: Each March 13, June 13, September 13 and December 13, beginning on September 13, 2015 and ending on the Stated Maturity Date

Net Proceeds to Issuer: $1,748,725,000
Joint Book-Running Managers:
Citigroup Global Markets Inc. (“Citi”)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”)
CastleOak Securities, L.P. (“CastleOak”)
Toyota Financial Services Securities USA Corporation (“TFSS USA”)
Co-Manager:
Loop Capital Markets LLC (“Loop”)
Citi’s Discount or Commission: 0.030%
Citi’s Capacity:
    [  ] Agent
    [X] Principal
Merrill Lynch’s Discount or Commission: 0.030%
Merrill Lynch’s Capacity:
    [  ] Agent
    [X] Principal
CastleOak’s Discount or Commission: 0.030%
CastleOak’s Capacity:
    [  ] Agent
    [X] Principal
TFSS USA’s Discount or Commission: 0.150%
TFSS USA’s Capacity:

    [X] Agent
    [  ] Principal
Loop’s Discount or Commission: 0.030%
Loop’s Capacity:
    [  ] Agent
    [X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[  ] Federal Funds Rate
[  ] Federal Funds OIS Compound Rate
[X] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  3 month

Floating Rate Spread (+/-):  +0.02%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: June 10, 2015
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Period: Quarterly
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[  ] Following
[X] Modified Following, adjusted

Business Days: New York and London

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about June 10, 2015.

ADDITIONAL TERMS OF THE NOTES

Settlement Date

Toyota Motor Credit Corporation (“TMCC”) expects that delivery of the $1,750,000,000 Floating Rate Medium-Term Notes Series B due June 13, 2016 (the  “Notes”) will be made against payment therefor on the Original Issue Date, which will be the fourth Business Day following the Initial Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Initial Trade Date will be required by virtue of the fact that the Notes initially will settle in four Business Days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

Plan of Distribution

Under the terms and subject to the conditions of the Sixth Amended and Restated Distribution Agreement (the “Distribution Agreement”), dated February 26, 2015, between TMCC and Merrill Lynch, Barclays Capital Inc., Citi, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Société Générale and TFSS USA, Citi, acting as principal, has agreed to purchase and TMCC has agreed to sell to Citi $475,000,000 principal amount of the Notes (the “Citi Notes”) at 99.970% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.030% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, Merrill Lynch, acting as principal, has agreed to purchase and TMCC has agreed to sell to Merrill Lynch $475,000,000 principal amount of the Notes (the “Merrill Lynch Notes”) at 99.970% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.030% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement, dated June 4, 2015, and the Appointment Agreement Confirmation, dated June 4, 2015 (collectively, the “CastleOak Appointment Agreement”), between TMCC and CastleOak, CastleOak, acting as principal, has agreed to purchase and TMCC has agreed to sell to CastleOak $150,000,000 principal amount of the Notes (the “CastleOak Notes”) at 99.970% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.030% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement, dated April 9, 2015, and the Appointment Agreement Confirmation, dated June 4, 2015 (collectively, the “Loop Appointment Agreement”), between TMCC and Loop, Loop, acting as principal, has agreed to purchase and TMCC has agreed to sell to Loop $25,000,000 principal amount of the Notes (the “Loop Notes”) at 99.970% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.030% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, which is incorporated by reference into the CastleOak Appointment Agreement and the Loop Appointment Agreement, the obligations of Citi, Merrill Lynch, CastleOak and Loop to purchase the Citi Notes, Merrill Lynch Notes, the CastleOak Notes and the Loop Notes, respectively, are several and not joint, and in the event of a default by any of Citi, Merrill Lynch, CastleOak or Loop, TMCC will issue the Notes to the other dealers only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Citi, Merrill Lynch, CastleOak and Loop is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $625,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”) at 99.850% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.150% of such principal amount. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.

LEGAL MATTERS

In the opinion of the General Counsel of TMCC, when the Notes offered by this pricing supplement and related prospectus have been executed and issued by TMCC and authenticated by the trustee pursuant to the Indenture, dated as of August 1, 1991, between TMCC and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among TMCC, BONY and Deutsche Bank Trust Company Americas (“DBTCA”), formerly known as Bankers Trust Company, as trustee, the Second Supplemental Indenture, dated as of March 31, 2004, among TMCC, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among TMCC, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of TMCC, enforceable against TMCC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated February 25, 2015 and filed as Exhibit 5.1 to TMCC’s Registration Statement on Form S-3 (File No. 333-202281) filed with the Securities and Exchange Commission on February 25, 2015.